Registration Statement No. 33-_________

                          Securities and Exchange Commission
                                Washington, D.C. 20549
                                 ___________________

                                       Form S-3
                                REGISTRATION STATEMENT
                                        Under
                              The Securities Act of 1933
                                 ___________________

                                    ConAgra, Inc.
                (Exact name of registrant as specified in its charter)

                    Delaware                                47-0248710
               (State or other jurisdiction            (I.R.S. Employer
               of incorporation or organization)       Identification No.)

                                  One ConAgra Drive
                              Omaha, Nebraska 68102-5001
                                    (402) 595-4000

            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  James P. O'Donnell
                  Senior Vice President and Chief Financial Officer
                                    ConAgra, Inc.
                                  One ConAgra Drive
                              Omaha, Nebraska 68102-5001
                                    (402) 595-4000

              (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)
                              __________________________
                                      Copies to:
                                 David L. Hefflinger
                         McGrath, North, Mullin & Kratz, P.C.
                          Suite 1400, One Central Park Plaza
                                Omaha, Nebraska 68102
                              __________________________

               Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

               If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

               If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.



                                   CALCULATION OF REGISTRATION FEE
                                   Amount     Proposed   Proposed     Amount of
           Title of Securities      to be     Maximum     Maximum    Registration
           to be Registered      Registered   Offering   Aggregate       Fee
                                             Price Per   Offering
                                             Share (1)   Price (1)

           Common Stock ($5
           par value) . . . .     1,461,677    39.125   57,188,113    19,720.04


          (1) Estimated for the purpose of calculating the registration fee pursuant to Rule 457 on the basis of the price of ConAgra's Common Stock on the New York Stock Exchange Composite Tape on September 25, 1995.

                                _____________________

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.




          PROSPECTUS


                                 1,461,677 Shares of
                                    ConAgra, Inc.
                                     Common Stock
                                  ($5.00 Par Value)
                              _________________________


               All 1,461,677 shares of Common Stock of ConAgra, Inc. ("ConAgra") offered in this Prospectus may be offered for sale from time to time by and for the account of a certain stockholder of ConAgra (the "Selling Stockholder") or by pledgees, donees, transferees or other successors in interest of such Selling Stockholder. See "Selling Stockholder". Such sales may be made on one or more exchanges, in the over-the-counter market or otherwise, at prices and at terms then prevailing, at prices related to the then current market price or in negotiated transactions. See "Plan of Distribution".

               ConAgra will not receive any of the  proceeds of any sale of the shares of Common Stock. All expenses relating to distribution of the shares of Common Stock are to be borne by ConAgra, other than selling commissions and fees of counsel to the Selling Stockholders. ConAgra's Common Stock is listed on the New York Stock Exchange.




               ________________________________________________________

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
                                      COMMISSION
               PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
              ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
               ________________________________________________________





          October ___, 1995








          No person is authorized in connection with the offering made hereby to give any information or to make any representation not contained or incorporated by reference in this Prospectus and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by ConAgra or the Selling Stockholder. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. This Prospectus does not constitute an offer of any Common Stock to any person in any circumstances where such offer would be unlawful.














          AVAILABLE INFORMATION

               ConAgra is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement (as defined below), of which this Prospectus forms a part, as well as reports, proxy statements and other information filed by ConAgra, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports and other information concerning ConAgra can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

               ConAgra has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933 with respect to the Common Stock being offered pursuant to this Prospectus. This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at the address set forth in the preceding paragraph. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

               The following documents, which have been filed with the Commission, are hereby incorporated by reference:

               1. Annual Report on Form 10-K of ConAgra for the fiscal year ended May 28, 1995; and

               2. The description of Common Stock contained in ConAgra's registration statement filed pursuant to the Exchange Act, and any amendment or report filed for the purpose of updating such description.

               All documents filed by ConAgra after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all Common Stock offered hereby has been sold or which deregisters such stock then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements as modified or superseded shall be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               ConAgra will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (other than certain exhibits to such documents). Requests for such documents may be made by writing ConAgra, Inc., One ConAgra Drive, Omaha, Nebraska 68102-5001 (Attention: Secretary) or by calling (402) 595-4000.


                                     THE COMPANY

               ConAgra is a diversified food company operating across the food chain in three industry segments: Food Inputs & Ingredients, Refrigerated Foods and Grocery/Diversified Products.

               In the Food Inputs & Ingredients segment, ConAgra's major crop inputs business distributes crop protection chemicals and fertilizers at wholesale and retail levels. ConAgra's joint ventures with DuPont develop products for agricultural and industrial markets. ConAgra also operates more than 200 farm and fabrics and crafts stores. In the ingredients sector, ConAgra primarily processes, distributes and trades ingredients for food products and meat and poultry production. ConAgra's grain processing businesses include flour, oat and dry corn milling, tortilla manufacturing, barley malting, specialty food ingredient manufacturing and marketing, and feed ingredient merchandising. ConAgra internationally trades grain, dry edible beans and peas, fertilizer and other commodities. ConAgra has Inputs & Ingredients operations in Canada, Australia, Europe, Asia and Latin America, as well as in the U.S.

               In the Refrigerated Foods segment, ConAgra produces and markets branded processed meats and deli meats, fresh meat, poultry products, and cheese products for retail and foodservice markets. ConAgra processed meat products include hot dogs, bacon, ham, sausages, cold cuts, turkey products and kosher products. ConAgra fresh meat products include beef, pork and lamb. ConAgra's poultry businesses include chicken and turkey products. ConAgra's cheese business includes cheese products and dessert toppings. Refrigerated Foods brands include Armour,












          Butterball, Cook's, County Line, Country Pride, Decker, Eckrich, Healthy Choice, Hebrew National and Swift Premium. ConAgra owns approximately 91% of Australia Meat Holdings Pty Ltd., a major Australian beef processor and exporter.

               The Grocery/Diversified Products segment includes two  major business groups. ConAgra Grocery Products Cos. branded consumer food businesses produce shelf-stable and frozen foods for retail and foodservice markets. Products include tomato products, cooking oils, popcorn, soup, puddings, canned beans, cocoa mixes, peanut butter, ethnic products, dinners, entrees and fried chicken. ConAgra's Diversified Products Cos. include a major potato products business, a private label consumer products business, a seafood business and a pet products business. These businesses serve foodservice and retail markets.
          Grocery/Diversified Products brands include Act II, Banquet, Healthy Choice, Hunt's, La Choy, Marie Callender's, Orville Redenbacher's, Peter Pan, Snack Pack, Swiss Miss, Van Camp's and Wesson.

               Acquisitions have contributed substantially to ConAgra's sales and earnings growth, both in the years of acquisition and in subsequent years. Major acquisitions have included United
          Agri Products, Banquet Foods, Country Pride Foods, Peavey Company, Monfort of Colorado, the Morton, Chun King and Patio frozen foods businesses, SIPCO (formerly Swift Independent Packing Company), the assets of Armour Food Company, Pillsbury's grain merchandising business, eight U.S. flour mills acquired from International Multifoods, Beatrice Company, the assets of Elders' malt and wool business in Australia, approximately 91% of Elders' beef business in Australia, Golden Valley Microwave Foods, Universal Frozen Foods, MC Retail Foods and Van Camp's canned bean and Wolf Brand chili businesses. ConAgra anticipates that it will continue to grow internally and through acquisitions.

               ConAgra began a process during fiscal 1995 of divesting certain non-core businesses. Completed divestitures include businesses involved in futures brokerage, mail-order food marketing, home sewing accessories, veal products, sulphur processing and cheese distribution. ConAgra also reduced its ownership interest in Trident Seafood Corporation from 50% to approximately 10%. ConAgra expects that the ultimate gain or loss on the divestiture program will not be significant to ConAgra's results of operations.

               Certain of ConAgra's businesses are subject to significant variation in performance as a consequence of seasonal, cyclical or other industry conditions. For example, ConAgra's pesticides and fertilizer business is seasonal; sales are strongest during planting and growing seasons and profits can be positively or adversely affected by weather during those seasons. The poultry industry has traditionally been cyclical, with margins expanding and contracting as production contracts and expands. ConAgra's international trading businesses' results are affected by political, economic and environmental factors which influence commodity prices and markets. In the short to intermediate term, ConAgra's reported earnings can be favorably or unfavorably impacted in a material way if industry conditions in a number of businesses are either positive or negative at the same time.

               ConAgra's principal executive office is located at One ConAgra Drive, Omaha, Nebraska 68102-5001, telephone (402) 595-4000.


                             DESCRIPTION OF CAPITAL STOCK

          General

               The authorized capital stock of ConAgra consists of 1,200,000,000 shares of ConAgra Common Stock, par value $5.00 per share; 150,000 shares of ConAgra Class B Preferred Stock, $50.00 par value; 250,000 shares of ConAgra Class C Preferred Stock, $100.00 par value; 1,100,000 shares of ConAgra Class D Preferred Stock, without par value; and 16,550,000 shares of ConAgra Class E Preferred Stock, without par value.

               Class B Preferred Stock, Class C Preferred Stock, Class D Preferred Stock and Class E Preferred Stock are issuable in one or more series created by the Board of Directors of ConAgra, which in creating any such series is given authority to fix the voting rights, dividend rate, redemption provisions, liquidation preferences and conversion provisions. On August 4, 1995, there were outstanding 242,486,592 shares of Common Stock, 26,192 shares of Class D Preferred Stock and 12,643,570 shares of $25 Class E Preferred Stock. No shares of Class B Preferred Stock or Class C Preferred Stock are currently issued and outstanding.

          Dividends on ConAgra Capital Stock

               Common Stock Dividend Policy. ConAgra has paid cash dividends on its Common Stock each year since 1976. ConAgra presently intends to continue to pay quarterly cash dividends on Common Stock and that dividend payments, over time, will average in the range of 30 to 35 percent of cash earnings. The payment of dividends and their amount will however, be dependent upon ConAgra's earnings, financial position, cash requirements and other relevant factors, including the satisfaction of preferred stock dividend requirements.

               Dividend Rights. The Board of Directors may declare and pay dividends on Common Stock out of surplus or net earnings. The Class D Preferred Stock and Class E Preferred Stock currently issued and outstanding are equally preferred as to the payment of dividends and are preferred over the Common Stock as to the payment of dividends. Any additional issuance of Class B Preferred Stock, Class C Preferred Stock, Class D Preferred Stock












          or Class E Preferred Stock would likely contain provisions granting the shares so issued a preference over the Common Stock as to the payment of dividends.

          Common Stock

               Holders of outstanding Common Stock are entitled to one vote for each share. Upon liquidation, the holders of Common Stock are entitled to share ratably in assets available for distribution to stockholders after satisfaction of any liquidation preferences of any outstanding preferred stock. The issuance of any additional series of preferred stock in future financings, acquisitions or otherwise may result in dilution of voting power and relative equity interest of the holders of shares of Common Stock and will subject the Common Stock to the prior dividend and liquidation rights of the outstanding shares of the series of preferred stock.

               The shares of Common Stock to be offered hereunder are fully paid and non-assessable. The Common Stock has no conversion rights nor are there any redemption or sinking fund provisions with respect to such stock. Holders of Common Stock have no pre-emptive right to subscribe for or purchase any additional stock or securities of ConAgra.

          Class D Preferred Stock

               Holders of outstanding Class D Preferred Stock are entitled to one vote for each share and vote as a single class with the holders of Common Stock at annual or special meetings. Each share of Class D Preferred Stock has a cumulative annual dividend rate of $2.50. Each share of Class D Preferred Stock is convertible, at the option of its holder and subject to certain antidilution provisions, to 6.9323 shares of Common Stock. Each share of Class D Preferred Stock is redeemable by ConAgra at its option at any time and is subject to mandatory redemption in certain circumstances.

               In the event of liquidation, the holders of shares of Class D Preferred Stock are entitled to receive in full out of assets of ConAgra, including its capital, the amount of $25 per share plus accrued and unpaid dividends before any amount may be paid or distributed to holders of Common Stock.

          Class E Preferred Stock

               Holders of outstanding $25 Class E Preferred Stock are entitled to .17 votes for each share and vote as a single class with the holders of Common Stock at annual or special meetings. Each share of $25 Class E Preferred Stock has a cumulative annual dividend rate of $1.6875. Each share of $25 Class E Preferred Stock is convertible, at the option of its holder and subject to certain antidilution provisions, to 1.017728 shares of Common Stock.












               Each share of $25 Class E Preferred Stock is redeemable by ConAgra at its option beginning August 14, 1995 at the redemption price of $25.48225 prior to August 14, 1996, $25.241 from August 14, 1996 through August 13, 1997 and $25.00 thereafter, in each case plus accrued and unpaid dividends. The $25 Class E Preferred Stock, if not previously converted, must be redeemed by ConAgra on August 14, 2002 at $25 per share plus accrued and unpaid dividends. Holders of $25 Class E Preferred Stock are entitled to demand redemption at $25.00 per share in the event
          (i) any person becomes a beneficial owner of more than 50% of the Common Stock or securities constituting more than 50% of the total voting power of all ConAgra securities, (ii) ConAgra sells or otherwise disposes of all or substantially all of its assets, or (iii) ConAgra repurchases or effects a dividend or distribution in respect of the Common Stock in an amount that exceeds 30% of the aggregate fair market value of the Common Stock with certain exceptions.

               In the event of liquidation, the holders of shares of $25 Class E Preferred Stock are entitled to receive in full out of assets of ConAgra, including its capital, the amount of $25.00 plus accrued and unpaid dividends before any amount may be paid or distributed to holders of Common Stock.

               In the event dividends of the $25 Class E Preferred Stock are in arrears for six or more quarterly installments or ConAgra has not redeemed the $25 Class E Preferred Stock on mandatory redemption dates, then holders thereof have the right to elect two members of the Board of Directors of ConAgra until such dividends have been paid in full or declared and set apart for payment and the mandatory redemption has been performed or all funds necessary therefor have been set apart for payment.


          Voting Rights in Certain Cases

               Article XIV of the ConAgra Certificate of Incorporation requires, with certain exceptions, a 75% affirmative vote of ConAgra's stock to approve (i) a merger or consolidation with,
          (ii) the issuance or transfer of securities of ConAgra in exchange for assets, securities or cash to, or (iii) the sale of all or a substantial part of the assets of ConAgra to another person, corporation or other entity, that owns beneficially, directly or indirectly, 5% or more of ConAgra's outstanding capital stock entitled to vote generally in the election of directors. The 75% voting requirement does not apply if a majority of the outstanding shares of all classes of capital stock of such other corporation entitled to vote generally in the election of directors, considered as one class, is owned of record or beneficially by ConAgra or its subsidiaries, the transaction was approved by a majority of ConAgra's Board of Directors prior to the time that the other entity became a beneficial owner of 5% or more of ConAgra's outstanding shares, or if the transaction is approved by a three-fourths vote of












          ConAgra's  Board   of  Directors  at   any  time  prior   to  its
          consummation.

               Article XV of the ConAgra Certificate of Incorporation requires the approval of 95% of ConAgra's stock entitled to vote in the election of directors, voting as one class, for any business combination with any other entity, if, as of the applicable record date, such other entity is the beneficial owner directly or indirectly of 30% of the outstanding shares of ConAgra stock entitled to vote. Such 95% voting requirement shall be inapplicable if certain fair price, dividend, proxy, and other procedures detailed in such Article XV have been observed by such other entity since it acquired 30% control. Article XV cannot be amended, altered, changed or repealed without a 95% vote of all stockholders of ConAgra entitled to vote in an election of directors, considered as one class, unless such amendment, alteration, change or repeal is recommended to the stockholders by a vote of 80% of the directors who would be eligible to serve as "continuing directors" as that term is defined in Article XV.

               Article XVI of the ConAgra Certificate of Incorporation prescribes relevant factors, including social and economic effects on employees, customers, suppliers and other constituents of ConAgra, to be considered by the Board of Directors when reviewing any proposal by another corporation to acquire or combine with ConAgra.

               Article XVII of the ConAgra Certificate of Incorporation requires that any action required or permitted to be taken by ConAgra's stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing by such stockholders.

               Article XVIII of the ConAgra Certificate of Incorporation provides in general that any direct or indirect purchase by ConAgra or any subsidiary of ConAgra of any of its Voting Stock (as defined in Article XVIII), or rights to acquire Voting Stock, known to be beneficially owned by any person or group that holds more than 3% of a class of its Voting Stock (an "Interested Stockholder") and that has owned the securities being purchased for less than two years, must be approved by the affirmative vote of at least a majority of the votes entitled to be cast by the holders of the Voting Stock (excluding Voting Stock held by an Interested Stockholder). Article XVIII is intended to prevent "greenmail", which is a term used to describe the accumulation of a block of a corporation's stock by a speculator and the subsequent attempt by the speculator to coerce the corporation into repurchasing its shares, typically at a substantial premium over the market price.

               Article VII requires that the ConAgra Board of Directors consist of nine to sixteen members divided into three classes of as nearly equal size as possible. The terms of the directors are staggered such that the terms of approximately one-third of the directors expire at each annual election of directors. The provisions of Article VII may not be amended without (i) the affirmative vote of 80% of all outstanding voting stock or (ii) the affirmative vote of a majority of outstanding voting stock and the affirmative vote of at least 75% of the Board of Directors.

               Article VII, Article XIV, Article XV, Article XVI, Article XVII and Article XVIII may be deemed to have anti-takeover effects. Such provisions may discourage or make more difficult an attempt by a stockholder or other entity to acquire control of ConAgra or to remove management. Furthermore, the provision for a classified Board of Directors may make more difficult the removal of directors, even when such removal is considered desirable.

          Rights Dividend

               On July 10, 1986 the Board of Directors of ConAgra adopted a stockholders rights plan (as amended, the "Rights Agreement") and declared a dividend of one common share purchase right (the "Rights") on each outstanding share of Common Stock for stockholders of record on July 25, 1986. The Rights will expire on July 24, 1996. The Rights are represented by the Common Stock certificates and are not exercisable or transferable apart from the Common Stock certificates except upon the occurrence of certain events described below. Pursuant to the Rights Agreement, the exercise price and the number of shares of Common Stock issuable are subject to adjustment in the event of stock splits, stock dividends and certain other distributions. All shares of Common Stock issued between July 25, 1986 and the earlier of (i) July 24, 1996, (ii) the date on which the Rights are redeemed or (iii) a date generally ten days after a Share Acquisition Date, will receive a Right.

               After the Rights become exercisable and until such time as the Rights expire or are redeemed, each right entitles the holder to purchase one share of Common Stock a purchase price of $44.45 per share. The Rights become exercisable on the earlier to occur of (i) ten days following announcement that a person or group (the "Acquiring Person") has acquired 20% or more of the Common Stock (the date of such announcement being called the "Share Acquisition Date") or (ii) ten days following the commencement of (or announcement of an intention to make) a tender offer for 30% or more of the Common Stock.

               In the event that any person or group becomes an Acquiring Person, the Rights Agreement provides that each holder of a Right (other than an Acquiring Person) will thereafter have the right to receive, upon exercise, shares of Common Stock having a value of twice the exercise price of the Right.














               In the event that (i) ConAgra engages in a merger or other business combination transaction in which ConAgra is not the surviving company, or (ii) 50% or more of ConAgra's assets or earning power is sold, the Rights Agreement provides that each holder of a Right shall thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value of twice the exercise price of the Right.

               At any time on or prior to the Share Acquisition Date, ConAgra may redeem the Rights at a redemption price of $.0111 per Right.

               The Rights  are principally  designed  to address  ConAgra's potential vulnerability to coercive takeover attempts which are not in all stockholders' best interests, including market accumulations, partial tender offers and front-end loaded two-tier tender offers, to give the Board of Directors increased flexibility, and to put the Board of Directors in a stronger position for negotiating to enhance the value of the Common Stock for all stockholders. However, some stockholders may find the Rights disadvantageous to the extent that the Rights may discourage offers for less than all of the outstanding Common Stock that are not approved by the Board of Directors.

                                 SELLING STOCKHOLDER

               The shares  of Common Stock  offered in this  Prospectus are
          owned  by  the   following  ConAgra  stockholder  (the   "Selling
          Stockholder") in the amounts indicated below.


          Selling Stockholder             Shares of ConAgra Common Stock

          Knott's Berry Farm Partnership            1,461,677


               The Selling Stockholder acquired the shares of Common Stock pursuant to an Agreement and Plan of Merger dated May 19, 1995 (the "Merger Agreement") among ConAgra, the Selling Stockholder and Knott's Berry Farm Foods, Inc., pursuant to which the Knott's Berry Farm Foods, Inc. was merged into ConAgra.

               As of September 28, 1995, 45,677 shares of Common Stock owned by the Selling Stockholder were held in escrow for the benefit of ConAgra pursuant to the Merger Agreement. Such shares of stock bear appropriate legends and will not be available for sale under this Prospectus unless and until the shares are released from the escrow pursuant to the terms thereof.


















                                 PLAN OF DISTRIBUTION

               The Common Stock offered in this Prospectus may be offered from time to time on the New York Stock Exchange, on other exchanges onwhich the Common Stock maybe listed, in the over-the-counter market or in other ways not involving market-makers or established trading markets, including direct sales to purchasers or sales effected through agents, at prices and at terms then prevailing, at prices related to the then current market price or in negotiated transactions. The shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker or dealer solicits purchasers; and (e) by bona fide pledgees of shares pursuant to loan and pledge agreements with the Selling Stockholder. Brokers or dealers will receive commissions or discounts from the Selling Stockholder in amounts to be negotiated by the Selling Stockholder.

                                       EXPERTS

               The financial statements and related financial statement schedules incorporated in this Prospectus by reference from ConAgra's Annual Report on Form 10-K for the year ended May 28, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

               Documents  incorporated herein  by reference  in  the future will include financial statements, related schedules (if required) and auditors' reports, which financial statements and schedules will have been examined to the extent and for the period set forth in such reports by the firm or firms rendering such reports, and, to the extent so examined and consent to incorporation by reference is given, will be incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                    LEGAL MATTERS

               The validity of the issuance of the shares of Common Stock offered hereby was passed upon for ConAgra by McGrath, North, Mullin & Kratz, P.C., Omaha, Nebraska 68102.



                                       PART II












                        INFORMATION NOT REQUIRED IN PROSPECTUS

          Item 14.  Other Expenses of Issuance and Distribution

               The following sets forth estimated expenses to be incurred by ConAgra in connection with the offering described in this Registration Statement:


               Item                                  Amount
               Registration Fee                $19,720

               Printing Expenses               $   500 *
               Accounting Fees and Expenses    $ 3,500 *

               Legal Fees and Expenses         $10,000 *
               Miscellaneous Expenses          $   280 *

                                               _______
                    TOTAL                      $34,000

               _____________
               *Estimated


          Item 15.  Indemnification of Directors and Officers.

               Pursuant to Article V of the Certificate of Incorporation of ConAgra, ConAgra shall, to the extent required, and may, to the extent permitted, by Section 102 and Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify and reimburse all persons whom it may indemnity and reimburse pursuant thereto. No director shall be liable to ConAgra or its stockholders for monetary damages for breach of fiduciary duty as a director with respect to acts or omissions occurring on or after September 18, 1986. A director shall continue to be liable for (i) any breach of a director's duty or loyalty to ConAgra or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) paying a dividend or approving a stock repurchase which would violate Section 174 of the General Corporation Law of the State of Delaware; or (iv) any transaction from which the director derived an improper personal benefit.

               The by-laws of ConAgra provide for indemnification of ConAgra officers and directors against all expenses, liabilities or losses reasonably incurred or suffered by them, including liability arising under the Securities Act of 1933, to the extent legally permissible under Section 145 of the General Corporation Law of the State of Delaware where any such person was, is, or is threatened to be made a party to or is involved in any action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact such person was serving ConAgra in such capacity. Generally, under Delaware law, indemnification will only be available where an officer or director can establish that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of ConAgra.

               ConAgra also maintains a director and officer insurance policy which insures the officers and directors of ConAgra and its subsidiaries against damages, judgments, settlements and costs incurred by reason of certain wrongful acts committed by such persons in their capacities as officers and directors.


          Item 16.  List of Exhibits.

          Exhibit 4.1 ConAgra's Certificate of Incorporation, as amended, incorporated herein by reference to ConAgra's Quarterly Reports on Form 10-Q for the quarters ended August 25, 1991 and August 30, 1992 and Current Report on Form 8-K dated May 7, 1992.

          Exhibit 4.2 ConAgra's By-Laws, as amended, incorporated herein by reference to ConAgra's Annual Report on Form 10-K for the year ended May 28, 1995.

          Exhibit 4.3 Rights Agreement dated July 10, 1986, with First Amendment thereto dated as of September 28, 1989 and Certificates thereto dated December 1, 1986, December 1, 1989 and December 1, 1991, incorporated herein by reference to ConAgra's Annual Report on Form 10-K dated May 28, 1995.

          Exhibit 4.4    Form of Common Stock Certificate.

          Exhibit 4.5 Certificate of Designation with respect to the $25 Class E Preferred Stock incorporated herein by reference to ConAgra's Current Report on Form 8-K dated May 7, 1992.

          Exhibit 5      Opinion of McGrath, North, Mullin & Kratz, P.C.

          Exhibit 23.1   Consent of Deloitte & Touche LLP.

          Exhibit 23.2 Consent of McGrath, North, Mullin & Kratz, P.C. (included in Exhibit 5).

          Exhibit 24     Powers of Attorney.


          Item 17.  Undertakings

               The undersigned registrant hereby undertakes:

               (a)  To file, during any period in which offers or sales are
                    being  made,   a  post-effective   amendment  to   this












                    registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (b)  That,  for  the purpose  of  determining  any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c)  To  remove  from  registration  by  means  of  a  post-
                    effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
















                                      SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the registrant, ConAgra, Inc., a Delaware corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on the 29th day of September, 1995.

                                         CONAGRA, INC.

                                            /s/ Philip B. Fletcher
                                         By:_________________________
                                            Philip B. Fletcher
                                            Chief Executive Officer


               Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed below by the following persons in the capacities indicated on the 29th day of September, 1995.

               Signature                               Title

            /s/ Philip B. Fletcher
          _______________________________    Chief Executive Officer
          Philip B. Fletcher

            /s/ James P. O'Donnell
          _______________________________    Senior Vice President
          James P. O'Donnell                 and Chief Financial Officer

            /s/ Kenneth W. DiFonzo
          _______________________________    Vice President and Controller
          Kenneth W. DiFonzo                 (Principal Accounting Officer)

          C. M. Harper*                      Director
          Robert A. Krane*                   Director
          Gerald Rauenhorst*                 Director
          Carl E. Reichardt*                 Director
          Ronald W. Roskens*                 Director
          Marjorie M. Scardino*              Director
          Walter Scott, Jr.*                 Director
          William G. Stocks*                 Director
          Jane J. Thompson*                  Director
          Frederick B. Wells*                Director
          Thomas R. Williams*                Director
          Clayton K. Yeutter*                Director

          * Philip B. Fletcher, by signing his name hereto, signs the Registration Statement on behalf of each of the persons indicated. A Power-of-Attorney authorizing Philip B. Fletcher to sign this Registration Statement on behalf of each of the indicated Directors of ConAgra, Inc. is filed herewith as Exhibit 24.

                                             /s/ Philip B. Fletcher
                                         By: ____________________________
                                             Philip B. Fletcher
                                             Attorney-In-Fact



                                  INDEX OF EXHIBITS

                                                                      Page
            Number                      Description                    No.

          Exhibit 4.1    ConAgra's       Certificate      of
                         Incorporation,      as     amended,
                         incorporated herein by reference to
                         ConAgra's Quarterly Reports on Form
                         10-Q   for   the   quarters   ended
                         August25, 1991 and  August 30, 1992
                         and  Current  Report  on  Form  8-K
                         dated May 7, 1992.

          Exhibit 4.2 ConAgra's By-Laws, as amended, incorporated herein by reference to ConAgra's Annual Report on Form 10-K for the year ended May 28, 1995.

          Exhibit 4.3 Rights Agreement dated July 10, 1986, with First Amendment thereto dated as of September 28, 1989 and Certificates thereto dated
                         December 1, 1986, December  1, 1989
                         and December 1,  1991, incorporated
                         herein  by  reference  to ConAgra's
                         Annual  Report on  Form 10-K  dated
                         May 28, 1995.

          Exhibit 4.4    F o r m       o f      C o m m o n       S t o c k
                         Certificate...................................

          Exhibit 4.5 Certificate of Designation with respect to the $25 Class E Preferred Stock incorporated herein by reference to ConAgra's Current Report on Form 8-K dated May 7, 1992.

          Exhibit 5      Opinion of McGrath, North, Mullin & Kratz, P.C..

          Exhibit 23.1   Consent of Deloitte & Touche LLP................














          Exhibit 23.2   Consent of McGrath, North, Mullin &
                         Kratz,  P.C.  (included  in Exhibit
                         5.)

          Exhibit 24     Powers of Attorney..............................